EXHIBIT 99.4

Contact:

Gulf Resources, Inc. David Wang, VP of Finance Email: gfre.2008@vip.163.com Helen Xu Email: beishengrong@vip.163.com Web: http://www.gulfresourcesinc.cn
CCG Investor Relations Inc.
Linda Salo, Sr. Financial Writer
Phone: +1-646-922-0894
Email: linda.salo@ccgir.com

Crocker Coulson, President
Phone: +1-646-213-1915
Email: crocker.coulson@ccgir.com
Website: http://www.ccgirasia.com

Gulf Resources Provides Clarification on Financing Timeline

SHANDONG, China, September 15, 2010 -- Gulf Resources, Inc. (Nasdaq: GFRE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today provided clarification on the financing timeline.

As the Company has stated in the financing and acquisition strategy update press release, Gulf Resources’ management believes its common stock fails to accurately reflect the true value of the business and its growth potential. Also, given Gulf Resources’ strong cash balance, no long-term or short-term debt, and positive cash flow, the Company will turn to its cash balance first to fund future possible acquisitions. As a result, the management has decided not to raise capital during 2010.

“We want to emphasize our commitment on executing sound financing transactions to our shareholders,” said Mr. Xiaobin Liu, CEO of Gulf Resources. “The Company will only raise capital under favorable market conditions and at a reasonable stock price.  Our strong balance sheet and healthy cash flow will be sufficient to support daily operations and smaller acquisitions, while larger acquisitions will be funded through a combination of cash, debt and equity, subject to market conditions.”

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit www.gulfresourcesinc.cn.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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